Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

July 24, 2014

Orion Engineered Carbons S.à r.l.,

        15 rue Edward Steichen, L-2540

                Luxembourg, Grand Duchy of Luxembourg.

Ladies and Gentlemen:

As counsel to Orion Engineered Carbons S.à r.l., a Luxembourg limited liability company that intends to change its legal form to a Luxembourg joint stock corporation and its name to Orion Engineered Carbons S.A. (the “Company”), in connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) of common shares of Orion Engineered Carbons S.A., without par value (the “Common Shares”), as described in the registration statement on Form F-1 (File No. 333-196593) (the “Initial Registration Statement”), we hereby confirm to you that, insofar as it relates to United States federal income tax law, the discussion set forth in the Initial Registration Statement under the caption “Certain Taxation Considerations—U.S. Taxation of Common Shares”, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion. This opinion is in addition to our opinion that was filed as Exhibit 8.1 to the Initial Registration Statement, which Initial Registration Statement is incorporated by reference into the registration statement to which this opinion is filed as an exhibit (the “Registration Statement”) pursuant to Rule 462(b) of the Act.

Orion Engineered Carbons S.à r.l.	-2-

We hereby consent to the filing of this letter as an exhibit to the Registration Statement under which the Common Shares have been offered and sold and to the reference to us under the caption “Certain Taxation Considerations—U.S. Taxation of Common Shares” in the Initial Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP